EXHIBIT 12(a)

                       CHASE PREFERRED CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges


                                         For the Year      Inception (9/18/96)
(in thousands, except ratio):           Ended 12/31/97      through 12/31/96
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Net income                                 $79,779              $22,085
                                           -------              -------

Fixed charges:
      Advisory fees                            250                   71
                                           -------              -------

Total fixed charges                            250                   71
                                           -------              -------

Earnings before fixed charges              $80,029              $22,156
                                           =======              =======

Fixed charges, as above                    $   250              $    71
                                           =======              =======

Ratio of earnings to fixed charges          320.12               312.06
                                           =======              =======
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